Exhibit 99.1
ATHENS BANCSHARES CORPORATION REPORTS SECOND QUARTER 2010 RESULTS
Athens, Tennessee, July 30, 2010, Athens Bancshares Corporation (NASDAQ: AFCB — news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and six months ended June 30, 2010. The Company’s net income for the three months ended June 30, 2010, was $300,000 or $0.11 per share, compared to net income of $583,000 for the same period in 2009. For the six months ended June 30, 2010 the net loss was ($106,000) or ($0.04) per share, compared to a net income of $1.1 million for the six months ended June 30, 2009.
On January 6, 2010, the Bank converted from a mutual savings bank to a stock savings bank and became the wholly owned subsidiary of the Company. In the conversion, the Company sold an aggregate of 2,677,250 shares of common stock at a price of $10.00 per share to depositors of the Bank. In addition, in connection with the conversion, the Bank formed the Athens Federal Foundation, to which the Company contributed an additional 100,000 shares of common stock (valued at $10.00 per share) and $100,000 in cash. Because the Bank’s conversion and the Company’s stock offering were consummated on January 6, 2010, the Company was not an operating company during 2009. As a result, the information presented for 2009 is on a consolidated basis for the Bank only.
Results of Operations — Three Months Ended June 30, 2010 and 2009
Net interest income after provision for loan losses decreased $209,000, or 9.43% for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. Interest income decreased $90,000 when comparing the two periods as the average yield on interest earning assets decreased from 6.53% during the three months ended June 30, 2009 to 5.61% for the three months ended June 30, 2010, which more than offset the increase in average interest earning assets from $227.9 million for the three months ended June 30, 2009 to $258.9 for the three months ended June 30, 2010. The average balances of loans, short term investments and investments increased $3.4 million, $18.4 million and $9.1 million, respectively, when comparing the three months ended June 30, 2009 to the same period in 2010. The increases were primarily due to funds received in the mutual to stock conversion completed in January 2010. Interest expense decreased $306,000 as the average cost of interest bearing liabilities decreased from 2.76% to 2.12% when comparing the same two periods, while the average balance of interest bearing liabilities increased $5.4 million from $210.2 million to $215.6 million. The provision for loan losses increased $426,000 from $48,000 for the three months ended June 30, 2009 to $474,000 for the three months ended June 30, 2010, primarily due to the increase in loans classified as substandard and the decline in overall economic conditions. Substandard loans increased from $4.5 million at June 30, 2009 to $7.7 million, $9.3 million and $10.0 million at December 31, 2009, March 31, 2010 and June 30, 2010, respectively.
Non-interest income decreased $103,000 for the three months ended June 30, 2010 compared to the same period in 2009. The decrease was primarily due to a decrease in income related to the sale of mortgage loans on the secondary market.

Non-interest expense decreased $26,000 for the three months ended June 30, 2010 compared to the same period in 2009. The primary reason for the decrease was a reduction in expenses related to FDIC insurance premiums.
The income tax expense for the three months ended June 30, 2010 was $114,000 compared to $118,000 for the same period in 2009. The primary reason for the change was the decrease in taxable income during the 2010 period.
Results of Operations — Six Months Ended June 30, 2010 and 2009
Net interest income after provision for loan losses decreased $188,000, or 4.27%, for the six months ended June 30, 2010 as compared to the same period in 2009. Interest income decreased $325,000 when comparing the two periods as the average yield on interest earning assets decreased from 6.53% during the six months ended June 30, 2009 to 5.60% for the same period in 2010, which more than offset the increase in average interest earning assets from $230.1 million for the six months ended June 30, 2009 to $256.4 million for the six months ended June 30, 2010. While the average loan balance decreased $558,000 when comparing the two periods, the average balances of short term and other investments increased primarily due to funds received in the mutual to stock conversion completed in January 2010. Interest expense decreased $704,000 as the average cost of interest bearing liabilities decreased from 2.82% to 2.14% when comparing the same two periods, while the average balance of interest bearing liabilities increased $1.4 million from $213.0 million to $214.5 million. The provision for loan losses increased $566,000 from $118,000 for the six months ended June 30, 2009 to $684,000 for the six months ended June 30, 2010, primarily due to the increase in loans classified as substandard and the decline in overall economic conditions. Substandard loans increased from $4.5 million at June 30, 2009 to $7.7 million, $9.3 million and $10.0 million at December 31, 2009, March 31, 2010 and June 30, 2010, respectively.
Non-interest income decreased $376,000 for the six months ended June 30, 2010 compared to the same period in 2009. The decrease was primarily due to a decrease in income related to the sale of mortgage loans on the secondary market
Non-interest expense increased $1.2 million for the six months ended June 30, 2010 compared to the same period in 2009. The primary reason for the increase was the contribution of $1.1 million in stock and cash to the Athens Federal Foundation.
The income tax benefit for the six months ended June 30, 2010 was ($196,000) as compared to an income tax expense of $406,000 for the same period in 2009. The primary reason for the change was the tax benefit received from the contribution to the Athens Federal Foundation.
Total assets increased $5.5 million to $282.0 million at June 30, 2010, compared to $276.5 million at December 31, 2009. The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at June 30, 2010.
This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.
Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.
ATHENS BANCSHARES CORPORATION AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(UNAUDITED — DOLLARS IN THOUSANDS, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
OPERATING DATA:	2010	2009	2010	2009
Total interest income	$3,629	$3,719	$7,186	$7,511
Total interest expense	1,144	1,450	2,300	3,003

Net interest income	2,485	2,269	4,886	4,508
Provision for loan losses	474	48	684	118

Net interest income after provision for loan losses	2,011	2,221	4,202	4,390

Total non-interest income	1,168	1,271	2,112	2,488
Total non-interest expense	2,765	2,791	6,616	5,389

Income (loss) before income taxes	414	701	(302)	1,489
Income tax expense (benefit)	114	118	(196)	406

Net income (loss)	$300	$583	$(106)	$1,083

Net income (loss) per share, basic	$0.11	N/A	($0.04)	N/A

Weighted average common shares outstanding, basic	2,777,250	N/A	2,777,250	N/A
Net income (loss) per share, diluted	$0.11	N/A	($0.04)	N/A

Weighted average common shares outstanding, diluted	2,777,250	N/A	2,777,250	N/A

Performance ratios (annualized):
Return on average assets	0.43%	0.94%	(0.08%)	0.87%
Return on average equity	2.39	9.22	(0.44)	8.68
Interest rate spread	3.49	3.77	3.46	3.71
Net interest margin	3.84	3.98	3.81	3.92

	AS OF	AS OF
FINANCIAL CONDITION DATA:	JUNE 30, 2010	DECEMBER 31, 2009
Total assets	$281,964	$276,458
Gross loans	201,781	194,817
Allowance for loan losses	3,305	3,413
Deposits	219,027	236,064
Securities sold under agreements to repurchase	901	899
Total liabilities	231,749	250,736
Total equity	50,215	25,722

Non-performing assets:
Nonaccrual loans	1,018	1,996
Accruing loans past due 90 days	15	16
Foreclosed real estate	1,032	780
Other non-performing assets	0	10

Troubled Debt Restructurings	3,472	3,515

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.64%	1.75%
Allowance for loan losses as a percent of non-performing loans	271.57%	169.54%
Non-performing loans as a percent of total loans	0.60%	1.03%
Non-performing loans as a percent of total assets	0.43%	0.73%
Non-performing assets and troubled debt
Restructurings to total assets	2.03%	2.28%

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	20.8%	15.3%
Tier 1 capital (to risk-weighted assets)	19.6	14.1
Tier 1 capital (to adjusted total assets)	12.9	9.1
Tangible equity (to adjusted total assets)	12.9	9.1
CONTACT:	Athens Bancshares Corporation Jeffrey L. Cunningham President and CEO 423-745-1111